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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to the Newport Communications, Inc. 1998 Stock Option/Stock Issuance Plan and Silicon Spice Inc. 1996 Stock Option Plan, of our report dated January 18, 2000 (except Note 2 as to which the date is May 31, 2000 and Notes 9 and 13, as to which the date is June 29, 2000), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 10, 2000.

                                        /s/ Ernst & Young LLP


Orange County, California
November 8, 2000